Exhibit 99.1
Bay View
Capital Corporation

NYSE:	BVC
Web Site:	www.bayviewcapital.com
Contact:	John Okubo
(650) 294-7778
FOR IMMEDIATE RELEASE
November 7, 2005
BAY VIEW CAPITAL CORPORATION ANNOUNCES AGREEMENT TO SELL BAY VIEW ACCEPTANCE CORPORATION
San Mateo, California — Bay View Capital Corporation (“Bay View”) today announced it has signed a definitive agreement whereby a subsidiary of AmeriCredit Corp. (NYSE: ACF) will purchase all of the outstanding capital stock of Bay View Acceptance Corporation (“BVAC”) in an all-cash transaction for approximately $62.5 million, the approximate book value of BVAC as of June 30, 2005.
     The sale of BVAC to AmeriCredit is expected to close in the first half of 2006, subject to approval of the sale by stockholders of Bay View and customary government approvals.
     AmeriCredit is a leading independent auto finance company that operates throughout the United States. AmeriCredit utilizes its branch network and strategic alliances with auto groups and banks to purchase retail installment contracts entered into by auto dealers with customers who are typically unable to obtain auto financing from traditional sources. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables.

     BVAC purchases retail auto installment contracts from auto dealers in 32 states. BVAC offers specialized products, including extended term financing and larger advances, to customers with prime credit scores. BVAC services approximately 37,000 auto contracts with an aggregate outstanding balance of $744 million.
     “The sale of BVAC, along with Bay View’s previously announced merger agreement with Great Lakes Bancorp, Inc. is reflective of our announced strategy to maximize the value of BVAC and merge with a strong community bank,” said Charles G. Cooper, President and Chief Executive Officer of Bay View. “We are also pleased with what this transaction will mean for our customers and our employees. AmeriCredit is an outstanding auto finance company, and we have great confidence in placing BVAC in their very capable hands.”
     “This acquisition provides us with an additional growth platform for the future and allows us to diversify our portfolio by adding some prime quality business,” says Dan Berce, President and Chief Executive Officer of AmeriCredit Corp. “Bay View is a strong niche marketer that offers unique products at premium prices to borrowers with excellent credit.”
     UBS Securities LLC acted as financial advisor to the Board of Directors of Bay View in connection with this transaction.
Not a Proxy Statement
     This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Bay View Capital Corporation. Any solicitation of proxies will be made only by a proxy statement that will be mailed to Bay View stockholders. Investors and security holders of Bay View are urged to read the proxy statement as soon as practicable of Bay View Capital Corporation and the relevant materials when they become available, because they will contain important information about Bay View and the sale of BVAC to AmeriCredit. The proxy statement and other relevant materials (when they become available) may be obtained free of charge at the SEC’s web site at www.sec.gov.
Forward Looking Statements
     This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenues and earnings, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, the likelihood that Bay View Capital Corporation can utilize its net operating loss carry-forwards and other factors disclosed in Bay View Capital Corporation’s periodic reports filed with the Securities and Exchange Commission. Bay View Capital Corporation assumes no obligation to update the forward looking information contained in this release.